Exhibit 99.1

For Immediate Release

A.P. Pharma Appoints Robert Rosen to Its Board of Directors

REDWOOD CITY, Calif. – July 31, 2012 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today announced the appointment of Robert Rosen to its board of directors.

“We are delighted that Robert has chosen to join the A.P. Pharma board,” stated Kevin C. Tang, A.P. Pharma’s chairman of the board. “Robert’s particular expertise in commercializing oncology drugs will be instrumental as we enter the commercialization phase with our lead product, APF530, for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting.”

Mr. Rosen is managing partner of Scotia Nordic LLC. From 2005 to 2011, he served as global head of oncology at Bayer HealthCare, where he was responsible for the development of the oncology business unit for regions that included the Americas, Europe, Japan, and Asia Pacific. During his tenure at Bayer HealthCare, he led the launch of Nexavar for the treatment of renal cell carcinoma and hepatocellular carcinoma. Nexavar’s worldwide sales in 2011 were $1.0 billion. He also led premarket activities for regorafenib for gastrointestinal stromal tumors and colon cancer and alpharadin for prostate cancer. From 2002 to 2005, Mr. Rosen was vice president of the oncology business unit at Sanofi-Synthèlabo, where he was responsible for the development of Sanofi’s U.S. oncology business and the launch of Eloxatin for colon cancer. Eloxatin U.S. sales in 2005, its third full year on the market, were $1.1 billion, ranking it among the industry’s most successful oncology drug launches. Mr. Rosen received a Bachelor of Science degree in Pharmacy from Northeastern University.

“Unfortunately, chemotherapy-induced nausea and vomiting remains a debilitating side effect that can limit the effectiveness of cancer treatment,” stated Mr. Rosen. “I look forward to working with the A.P. Pharma team to help bring APF530, a promising therapeutic option for this condition, to patients worldwide.”

A.P. Pharma also announced that it has appointed Kevin C. Tang as chairman of the board, and that Paul Goddard, Ph.D. and Gregory Turnbull have resigned from the board.

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About APF530

A.P. Pharma’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV, so this indication represents an area of particular unmet medical need. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. This five-day range is designed to cover the delayed phase of CINV, whereas currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. A.P. Pharma received a Complete Response Letter to its APF530 New Drug Application (NDA) and is targeting a resubmission of the NDA to the U.S. Food and Drug Administration in September 2012. For further information, please visit the Company’s web site at www.appharma.com.

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

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Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

John B. Whelan, President and Chief Executive Officer

Office Phone: 650-366-2626

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